As filed with the Securities and Exchange Commission on November 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0529995
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14 Wesley Street
Hamilton HM 11
(441) 278-3140

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan

(Full title of the plan)

CT Corporation System

111 8th Avenue

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gene Boxer

Group General Counsel

Sirius International Insurance Group, Ltd.

14 Wesley Street
Hamilton HM 11
(441) 278-3140

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Shares, par value $0.01 per share	8,500,000 shares	$17.22	$146,370,000	$17,740.04

(1)              Represents 8,500,000 shares of common stock, par value $0.01 per share (the “Common Shares”), of Sirius International Insurance Group, Ltd. (the “Company”) issuable under the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such number of additional shares of Common Shares as may be offered pursuant to the terms of the Plan, which provides for a change in the number or class of securities being offered or issued to prevent dilution as a result of share splits, share dividends or similar transactions.

(2)              Represents the price per Company common share implied by the exchange ratio of 1.05 multiplied by the Company’s pro forma diluted GAAP book value per share as of September 30, 2018, in connection with the pending merger of a wholly-owned subsidiary of the Company with and into Easterly Acquisition Corp. (“Easterly”), with Easterly surviving the merger as a wholly-owned subsidiary of the Company, as described in the Company’s Registration Statement on Form S-4 (File No. 333-226620) and the final prospectus filed on October 12, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents that have been filed with the Commission by the registrant pursuant to the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)         the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 12, 2018, in connection with the Company’s Registration Statement on Form S-4 (File No. 333-226620), as amended (the “S-4”); and

(b)         the description of the Common Shares contained in the Company’s S-4, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Bye-law 54 of the Company’s bye-laws provides, among other things, that the Company shall indemnify its directors and officers to the fullest extent possible, except as prohibited by law. Specifically, bye-law 54.2 provides that the Company’s directors and officers, as well as their heirs, executors and administrators, shall, to the fullest extent permitted by law (as described below), be indemnified and held harmless by the Company from and against all actions, costs, charges, losses, damages and expenses (including attorneys’ fees, judgements, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto.

Bye-law 54.2 of the Company’s bye-laws further provides that, to the fullest extent permitted by law, no shareholder shall have any claim or right of action, whether individually or by or in the right of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Company.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the Company.

Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit No.	Description

4.1

Memorandum of Association of Sirius International Insurance Group, Ltd., incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on October 11, 2018.

4.2

Bye-Laws of Sirius International Insurance Group, Ltd., incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on October 11, 2018.

4.3

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on October 11, 2018.

5.1*	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered.

23.1*	Consent of Conyers Dill & Pearman Limited (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (contained on the signature page of this registration statement).

*                      Filed herewith.

Item 9.         Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                            To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and

(iii)                         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on November 2, 2018.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Allan L. Waters
Allan L. Waters
Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below authorizes Allan L. Waters, Kernan (Kip) V. Oberting and Gene Boxer, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, as the case may be, which amendments may make such changes in such registration statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever, which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ALLAN L. WATERS	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 2, 2018
Allan L. Waters

/s/ KERNAN (KIP) V. OBERTING	President, Chief Financial Officer and Director (Principal Financial Officer)	November 2, 2018
Kernan (Kip) V. Oberting

/s/ RALPH A. SALAMONE	President and Chief Executive Officer of Sirius Global Services, LLC (Principal Accounting Officer and Authorized Representative in the United States)	November 2, 2018
Ralph A. Salamone

/s/ MONICA CRAMÉR MANHEM	Chief Operating Officer of Sirius Group, President and Chief Executive Officer of Sirius International Insurance Corporation and Director	November 2, 2018
Monica Cramér Manhem

/s/ LAURENCE LIAO	Director	November 2, 2018
Laurence Liao

/s/ ROBERT L. FRIEDMAN	Director	November 2, 2018
Robert L. Friedman

/s/ MEYER (SANDY) FRUCHER	Director	November 2, 2018
Meyer (Sandy) Frucher